EXHIBIT 23.1

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, Registration No. 333-43251) and related Prospectus of American Stores Company for the registration of $1,000,000,000 of Securities and to the incorporation by reference therein of our report dated March 14, 1997, except for the Subsequent Events Note, as to which the date is April 8, 1997, with respect to the consolidated financial statements and schedules of American Stores Company included in its Annual Report (Form 10-K/A) for the fiscal year ended February 1, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Salt Lake City, Utah
January 30, 1998